Exhibit D

ADVISORY AGREEMENT

Between

HANIFEN, IMHOFF COLORADO BONDSHARES—A TAX-EXEMPT FUND

and

HANIFEN, IMHOFF MANAGEMENT CO., INC.

Dated: November 17, 1994

ADVISORY AGREEMENT

Agreement, made this 17th day of November 1994 between HANIFEN, IMHOFF COLORADO BONDSHARES—A TAX-EXEMPT FUND, to be known as Colorado BondShares—A Tax-Exempt Fund, a Massachusetts business trust (the “Fund”), and HANIFEN, IMHOFF MANAGEMENT CO., INC., to be known as Freedom Funds Management Company, a Delaware corporation authorized to conduct an investment advisory business (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Fund is an open-end diversified management investment company which is registered under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The Fund hereby appoints the Adviser to act as investment adviser to the Fund’s existing portfolio (the “Portfolio”) for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. In the event that the Fund establishes one or more portfolios other than the Portfolio with respect to which it desires to retain the Adviser to act as investment adviser hereunder, it shall notify the Adviser in writing. If the adviser is willing to render such services it shall notify the Fund in writing, whereupon such portfolio shall become a portfolio hereunder and the compensation payable by such new portfolio to the Adviser will be as agreed in writing at the time.

2. The Adviser, subject to the control, direction and supervision of the Funds’ Board of Trustees and in conformity with applicable laws, the Fund’s Declaration of Trust, Bylaws, registration statement, prospectus and the stated investment objectives, policies and restrictions of each Portfolio, shall:

(a) manage the investment and reinvestment of the Fund’s assets, including, by way of illustration, the evaluation of pertinent economic, statistical, financial and other data, determination of the authorities, agencies, industries and companies to be represented in each of the Fund’s Portfolios and formulation and implementation of investment programs;

(b) maintain a trading desk and place all orders for the purchase and sale of portfolio investments for the account of each Portfolio of the Fund with brokers or dealers selected by the Adviser (the “Authorized Dealers”);

(c) conduct and manage the day-to-day operations of the Fund, including, by way of illustration, the preparation of registration statements, prospectuses, reports, proxy solicitation materials and amendments thereto, the furnishing of legal services except for services provided by outside counsel to the Fund selected by the Board of Trustees, and the supervision of the Fund’s Treasurer and the personnel working under his direction; and

(d) furnish to the Fund office space, facilities, equipment and personnel adequate to provide the services described in paragraphs (a), (b) and (c) above, and pay the compensation of each Fund trustee and Fund officer who is an affiliated person of the Adviser, except the compensation of the Fund’s Treasurer and related expenses as provided below.

In performing the services described in paragraph (b) above, the Adviser shall use its best efforts to obtain for the Fund and each Portfolio the most favorable price and execution available and shall maintain records adequate to demonstrate compliance with this requirement. Subject to review by the Fund’s Board of Trustees of appropriate policies and procedures, the Adviser may, to the extent authorized by law, cause the Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. To the extent authorized by law, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

Except as otherwise agreed, or as otherwise provided herein, the Fund shall pay, or arrange for others to pay, all its expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments; (iii) compensation of its trustees and officers other than those who are affiliated persons of the Adviser; (iv) compensation of its Treasurer, compensation of personnel working under the Treasurer’s direction, and expenses of office space, facilities and equipment used by the Treasurer and such personnel in the performance of their normal duties for the Fund which consist of maintenance of the accounts, books and other documents which constitute the record forming the basis for the financial statements, preparation of such financial statements and other Fund documents and reports of a financial nature required by federal and state laws and participation in the production of the Fund’s registration statement, prospectuses, proxy solicitation materials and reports to shareholders; (v) fees of outside counsel to and of independent accountants of the Fund selected by the Board of Trustees; (vi) appraiser, custodian, registrar and shareholder service agent fees and expenses; (vii) expenses related to a program of periodic repurchases or redemptions; (viii) expenses related to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto; (ix) fees and related expenses of registering and qualifying the Fund and its shares for distribution under state and federal securities laws; (x) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the Fund; (xi) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; (xii) expenses for servicing shareholder accounts; (xiii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiv) dues for the Fund’s membership in trade associations approved by the Board of Trustees; and (xv) such nonrecurring expenses as may arise, including those associated with actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify its officers and trustees with respect thereto. To the extent that any of the foregoing expenses are allocated between the Fund and any other party, such allocations shall be pursuant to methods approved by the Board of Trustees.

3. The Adviser, and any person controlled by or under common control with the Adviser, shall be free to render similar services to others and engage in other activities, so long as the services rendered to the Fund are not impaired.

Except as otherwise required by the Act, any of the shareholders, trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Adviser, and in any person controlled by or under common control with the Adviser, and the Adviser, and any person controlled by or under common control with the Adviser, may have an interest in the Fund.

The Adviser shall not be liable to the Fund or any shareholders thereof for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

4. The Fund shall pay to the Adviser, as compensation for the services rendered, facilities furnished and expenses paid by the Adviser, with respect to the Portfolio, an annual fee of 0.5% of the Fund’s average daily net assets. The fee shall be calculated daily and paid monthly to the Advisor not later than the tenth day of each subsequent month. If the Adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated.

5. The Advisor is authorized to make distribution assistance payments in amounts up to an aggregate of 0.25% per annum of the Fund’s average daily net assets to Authorized Dealers based on the value of Fund shares sold by such Authorized Dealers, to begin to accrue and become payable after assets have been under management by the Adviser for one year. The distribution assistance payments will be paid monthly by the Adviser.

6. In compliance with the requirements of Rule 31a-3 under the Act, the Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Funds’ request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records required to be maintained by Rule 31a-1 under the Act.

7. This Agreement will become effective with respect to the Portfolio on the date hereof, and with respect to any additional portfolios on the date of receipt by the Fund of notice from the Adviser in accordance with Section 1 hereof that the Adviser is willing to serve as investment adviser with respect to such portfolio, provided that this Agreement (as supplemented by the terms specified in any notice and agreement pursuant to Section 1 hereof) shall have been approved (a) by the vote of a majority of those members of the Fund’s Board of Trustees who are not interested persons of a party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval or acting by unanimous consent pursuant to the bylaws of the Fund, and (b) by vote of a majority of the outstanding voting securities of the Fund, and, unless sooner terminated as provided herein, shall continue in effect for a period of one year. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months each; provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund’s Board of Trustees who are not interested persons of a party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval and (b) by the Fund’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Fund’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), or by the Adviser, on sixty days’ written notice. This Agreement will immediately terminate in the event of its assignment.

8. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendments, and (b) by vote of a majority of the outstanding voting securities of the Fund.

9. For the purposes of this Agreement, the terms “affiliated person,” “assignment,” “interested person” and “majority of the outstanding voting securities” shall have their respective meanings defined in the Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted to either the Adviser or the Fund by the Securities and Exchange Commission, or such interpretive positions as may be taken by the Commission or its staff, under the Act, and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

10. The Declaration of Trust establishing Hanifen, Imhoff Colorado BondShares—A Tax-Exempt Fund, dated February 12, 1987, a copy of which, together with all amendments thereto (the “Declaration of Trust”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “Hanifen, Imhoff Colorado BondShares—A Tax-Exempt Fund” refers to the trustees under the Declaration of Trust collectively as trustees, but not as individuals or personally; and no trustee, shareholder, officer, employee or agent of said Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust, but the Trust estate only shall be liable.

11. The Fund has delivered or will deliver copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

(a) The Declaration of Trust of the Fund;

(b) The Bylaws of the Fund;

(c) Certified resolutions of the Board of Trustees of the Fund authorizing the appointment of the Adviser and approving the form of this Agreement;

(d) Registration Statement under the Securities Act of 1933, as amended, and under the Act, on Form N-1A (No. 33-11981) as filed with the Securities and Exchange Commission on February 13, 1987, and all amendments thereto;

(e) Notification of Registration of the Fund under the Act on Form N-8A as filed with the Securities and Exchange Commission on February 13, 1987.

12. Notices of any kind to be given to the Adviser by the Fund shall be in writing and shall be duly given if mailed or delivered to the Adviser at 1125 Seventeenth Street, Suite 1810, Denver, Colorado 80202, or at such other address or to such other individual as shall be specified by the Adviser to the Fund. Notices of any kind to be given to the Fund by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Fund at 1125 Seventeenth Street, Suite 1810, Denver, Colorado 80202, or at such other address or to such other individual as shall be specified by the Fund to the Adviser.

13. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

HANIFEN, IMHOFF COLORADO BONDSHARES—A TAX-EXEMPT FUND

By	/s/ William Berg
William Berg, Vice President

ATTEST: /s/ Fred Kelly
Fred R. Kelly, Jr., Secretary

HANIFEN, IMHOFF MANAGEMENT CO., INC.

By	/s/ Fred Kelly
Fred R. Kelly, Jr., President

ATTEST: /s/ Mary Phillips
Mary F. Phillips, Vice President

6